                  WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES
                                   EXHIBIT 11
                   COMPUTATION OF NET INCOME PER COMMON SHARE


                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                 QUARTER ENDED QUARTER ENDED
                                                     APRIL 2      APRIL 3
                                                      1995          1994
                                                     -------      -------
Weighted average number
  of common shares outstanding . . . . . . . .       101,835     100,942
  Add net shares issuable pursuant
      to employee stock option plans
      less shares assumed repurchased
      at the average market price. . . . . . .         2,686       3,599
                                                    --------   ---------
Number of shares for computation of
  primary earnings per share . . . . . . . . .       104,521     104,541
    Add net additional shares issuable
    pursuant to employee stock option plans
    at period-end market price . . . . . . . .           127        -
    Add additional shares issuable
      assuming conversion of
      subordinated debentures. . . . . . . . .         8,130       8,130
                                                    --------   ---------
Number of shares for computation of
  fully diluted earnings per share . . . . . .       112,778     112,671   (A)
                                                    --------   ---------
                                                    --------   ---------

Net income for computation of primary
  earnings per share . . . . . . . . . . . . .      $ 15,806    $ 12,486
  Add savings on assumed dilutive conversion
    of subordinated debentures net of tax. . .         1,139       1,136
                                                    --------   ---------
Net income for computation of fully diluted
  earnings per share . . . . . . . . . . . . .      $ 16,945    $ 13,622   (A)
                                                    --------   ---------
                                                    --------   ---------
Net income per share:
  Assuming primary dilution. . . . . . . . . .          $.15        $.12
                                                        ----        ----
                                                        ----        ----

  Assuming full dilution . . . . . . . . . . .          $.15        $.12   (A)
                                                        ----        ----
                                                        ----        ----

(A) THIS CALCULATION IS SUBMITTED IN ACCORDANCE WITH REGULATION S-K ITEM 601(B)(11) ALTHOUGH IT IS CONTRARY TO PARAGRAPH 40 OF APB OPINION NO. 15 BECAUSE IT PRODUCES AN ANTI-DILUTIVE RESULT.
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